Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) effective as of the Effective Date (as defined below), is entered into by and between Daniel J. Rinkenberger (“Employee”) and Kaiser Aluminum Corporation (the “Company”) (each individually a “Party” and together, the “Parties”).
WHEREAS, Employee is an at-will employee of the Company or one of its subsidiaries; and
WHEREAS, Employee and the Company desire to terminate their employment relationship and to settle all matters between them as set forth herein;
NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee and the Company, intending to be legally bound, agree as follows:
1.Effective Date. This Agreement will be effective on the eighth calendar day after it is executed by Employee pursuant to Paragraph 9 (“Effective Date”), provided Employee has not revoked Employee’s consent to this Agreement pursuant to Paragraph 9(i). Pursuant to the terms of this Agreement, Employee will retire from the Company effective March 31, 2019 (the “Separation Date”).

2.Certain Payments. In consideration of the general release set forth in Paragraph 8 and compliance with the promises made by Employee in this Agreement and provided that Employee has not revoked Employee’s consent to the Agreement pursuant to Paragraph 9:

(a)	The Company will pay Employee a lump sum amount of $500,000 within seven (7) days of the Effective Date;

(b)
The Company will pay Employee a bonus in respect of calendar year 2018 under the Company’s 2018 Short Term Incentive Plan for Key Managers in the amount of $364,870, if not already paid to Employee, in a lump sum within seven (7) days of the Effective Date;

(c)
The Company will pay Employee a lump sum amount of $216,000, representing approximately twenty-four (24) weeks of Employee’s current base pay, payable in a lump sum within seven days of the Effective Date in accordance with the terms of the Company’s Salaried Severance Plan (the “Severance Plan”);

(d)	The Company shall continue Employee’s medical benefits per the terms of the Severance Plan for twenty-four (24) weeks;

(e)
Employee expressly acknowledges that he is not otherwise entitled to the consideration set forth in this Paragraph 2, and that such consideration serves as adequate consideration for Employee’s waiver and release of claims and other commitments set forth in this Agreement; and

(f)
Employee expressly acknowledges that the foregoing amounts will be subject to applicable federal, state, and local tax withholding, along with any other appropriate payroll deductions, in the same manner as other employees of the Company, except for any 401(k) deferrals because Employee is ineligible to continue those deferrals, if any, as of the Separation Date.

3.Payment of Paid Time Off. The Company will compensate Employee for earned but unused paid time off, which Company and Employee hereby agree equals the sum total of $101,000, if not already paid, less applicable deductions and withholdings from wages required by law or regulation. Such amount shall be paid in a lump sum on the Separation Date.

4.Equity Compensation.

(a)
Restricted Stock Units. Employee’s restricted stock units outstanding under the Company’s 2016 Equity and Incentive Compensation Plan (the “2016 LTI Plan”) shall remain outstanding and become fully vested on the normal vesting dates set forth in Employee’s award agreements, subject to forfeiture in accordance with such award agreements. All dividends accumulated in respect of Employee’s outstanding restricted stock units shall be paid to Employee in accordance with the timing set forth in Employee’s award agreements.

(b)
Performance Shares. Employee’s performance shares underlying Employee’s performance share awards outstanding under the Incentive Plan shall remain outstanding and subject to vesting based on the achievement of management objectives at the end of the applicable performance period and subject to forfeiture in accordance with the terms of such award agreements.

5.Restoration Plan. Employee’s account balance in the Kaiser Aluminum Fabricated Products Restoration Plan is fully vested and eligible for distribution in accordance with Employee’s distribution elections and in accordance with the terms of the Restoration Plan.

6.No Tax Representations. Employee acknowledges and agrees that the Company has made no representation to Employee regarding the tax consequences of any amounts or benefits received by Employee pursuant to this Agreement. Employee further agrees that Employee is responsible for paying federal or state taxes, if any, which are required by law to be paid with respect to this Agreement.

7.Return of Company Property. Except as otherwise agreed in writing by the Company, Employee represents and warrants that Employee has returned to the Company all Company property, including but not limited to any keys, files, and computer equipment, and has not made or retained copies thereof in any form, including but not limited to, photocopies or electronic data.

8.General Release of Claims. In consideration for the payments specified in Paragraph 2, which Employee hereby acknowledges is not otherwise owed to Employee, Employee hereby understands and agrees that Employee is knowingly and voluntarily releasing, waiving, and forever discharging (and Employee hereby does knowingly and voluntarily release, waive, and forever discharge), to the fullest extent permitted by law, on Employee’s own behalf and on behalf of Employee’s agents, assignees, attorneys, heirs, executors, administrators, and anyone else claiming by or through Employee (collectively referred to as the “Releasors”):

(a)
the Company and any of its respective affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, attorneys, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),

(b)
of and from any and all claims under local, state, or federal law or equity, whether known or unknown, asserted, and unasserted, that Employee and/or the other Releasors have or may have against Released Parties as of the Effective Date (as defined below), including but not limited to all matters relating to or in any way arising out of any aspect of Employee’s employment with the Company, separation from employment with the Company, or Employee’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities, or the like of whatever nature (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

i.
salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, vacation pay, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

ii.
discrimination, harassment, or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, gender identity, citizenship status, family status, leave of absence (including but not limited to the Family and Medical Leave Act or any other federal, state, or local leave laws), handicap (including but not limited to the Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment;

iii.	matters arising under federal, state, or local whistleblower laws;

iv.
breach of contract, fraud (including any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company), estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act, invasion of privacy, violation of public policy, wrongful or constructive discharge, or any cause of action arising under contract or tort recognized under any applicable local, state, or federal law; and

v.
past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorneys’ fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense, or any other legal or equitable remedy of any kind whatsoever.

(c)
Excluded from the release set forth in this Paragraph 8 are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; (iii) any rights under Employee’s Officer Indemnification Agreement, dated as of July 6, 2006, with the Company or the governing documents of the Company and its subsidiaries with respect to any actions or omissions of Employee prior to the Separation Date and (iv) any Claims that Employee cannot lawfully release.

(d)
Nothing in this Agreement (including but not limited to any confidentiality provision in Paragraph 13, the non-disparagement provision in Paragraph 14, and the covenant not to sue in Paragraph 10, limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Employee acknowledges, however, that he is waiving the right to any monetary recovery or relief in connection with any charge or to file an individual or class action lawsuit against the Released Parties. Employee agrees that Employee shall not seek, accept, or be entitled to any further monetary relief from any source whatsoever with respect to any claim that Employee has released in this Agreement and that this Agreement shall control and is the exclusive remedy as to any of the claims released in this Paragraph 8 Notwithstanding, Employee may accept a monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

9.Waiver under OWBPA. This Agreement is intended to comply with and be enforceable under the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges and agrees that:

(a)	Employee has a full twenty-one (21) calendar days in which to consider this Agreement before signing it, but may voluntarily elect to sign the Agreement sooner;

(b)
Employee has carefully read and fully understands all of the terms of the Agreement and has had the opportunity to consult with an attorney regarding the effects of each and every term of this Agreement;

(c)
Employee is, through this Agreement, releasing the Released Parties from any and all claims, including but not limited to claims of age discrimination Employee may have against them under the Age Discrimination in Employment Act;

(d)	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement and was not coerced to enter into this Agreement;

(e)	Employee knowingly and voluntarily intends to be legally bound by this Agreement;

(f)	Employee was advised and hereby is advised in writing to consult with an attorney of Employee’s choice prior to signing this Agreement;

(g)	Employee understands that rights or claims under the Age Discrimination in Employment Act that may arise after the Effective Date of this Agreement are not waived;

(h)	Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled; and

(i)
Employee may accept this Agreement by delivering to Mark Krouse at the address set forth below, a hand-delivered signed copy of this Agreement, or by emailing a PDF signed copy of this Agreement to Mark Krouse. Employee has a full seven (7) calendar days following the signing of this Agreement to revoke it, and Employee has been and hereby is advised in writing that this Agreement will not become effective or enforceable until the seven-day revocation period has expired and Employee has not revoked the Agreement. Should Employee desire to revoke Employee’s consent to this Agreement, Employee must do so in a writing delivered to Mark Krouse at the address set forth below before the seven-day revocation period has expired.

10.Additional Agreements by Employee.

(a)
BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EMPLOYEE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN PARAGRAPH 8. Employee agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Paragraph 8 and further agrees that no non-governmental person, organization, or other entity acting on Employee’s behalf has in the past or will in the future file any lawsuit, arbitration, or proceeding asserting any Claim that is waived or released under this Agreement. If Employee initiates, files, or pursues a lawsuit, arbitration, or other proceeding asserting any Claim waived or released in this Agreement: (i) Employee will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agency); (ii) Employee gives up any right to individual damages in connection with any administrative, arbitration, or court proceeding with respect to Employee’s employment with and/or separation from the Company; and (iii) if Employee is awarded money damages, Employee will assign to the Released Parties Employee’s right and interest to all such money damages.

(b)
Employee agrees that Employee shall not solicit, encourage, assist, or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers, or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order, or legal process and an opportunity to timely contest such process.

(c)
Employee represents, warrants, and agrees that Employee has not filed any administrative, judicial, or other form of complaint or initiated any legal or other proceeding against any of the Released Parties, and that Employee will not make such a filing at any time hereafter based on any events, actions, or omissions occurring prior to the Effective Date. Employee understands and agrees that this Agreement will be pleaded as a full and complete defense to any such proceeding which is or may be instituted, prosecuted or maintained by Employee, Employee’s agents, assignees, attorneys, heirs, executors, administrators, and anyone else claiming by or through Employee.

(d)
Employee agrees that no fact, event, circumstance, evidence or transaction, which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Employee acknowledges that he fully understands the following provision of Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e)
Employee expressly and voluntarily waives each and all Claims, rights or benefits he has or may have under Section 1542 of the California Civil Code to the fullest extent that he may lawfully waive such Claims, rights and benefits in connection with this Separation Agreement. Employee further acknowledges and agrees that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.
11.Affirmations. In signing this Agreement, Employee hereby affirms that:

(a)
Employee has have been paid and/or has received all compensation, wages, bonuses, commissions, overtime, and/or benefits to which Employee may be entitled (except as set forth in this Agreement), and that no other amounts and/or benefits are due to Employee except as specifically provided in the Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)	Employee is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice, or arrangement;

(c)
Employee has no known workplace injuries or occupational diseases that Employee has not reported to the Company in writing and Employee either has been provided or Employee has not been denied any leave requested under the Family and Medical Leave Act or any applicable Company policy or any local, state, or federal law;

(d)
Employee has not complained of and Employee is not aware of any fraudulent activity or any act(s) which would form the basis of a Claim of fraudulent or illegal activity by the Company or any other Released Party that Employee has not reported to the Company in writing. Employee also affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such a Claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies; and

(e)
Employee acknowledges and agrees that if Employee breaches the provisions of this Agreement, the Company will have the right to seek any appropriate legal and/or equitable remedies as a result of Employee’s breach, which may include, but may not be limited to, injunctive relief, the return of any payments, reimbursements or benefits Employee has received under any provision of this Agreement, other monetary damages, and the payment of the Company’s attorneys’ fees.

12.Cooperation.

(a)
Employee agrees that he will fully cooperate with the Company in effecting an orderly transition and in ensuring that the business of the Company is conducted in a professional and competent manner. Employee agrees that following the Separation Date, he shall serve as a consultant to the Company consistent with the terms set forth in the attached Exhibit A.

(b)
Employee agrees that Employee will cooperate with the Company, its subsidiaries, and its affiliates with respect to matters or issues which took place or arose during Employee’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative, or regulatory matter, proceeding, or investigation. The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Employee being available for meetings, interviews, statements, testimony, or the signing of affidavits, and providing to the Company any documents or information in Employee’s possession or under Employee’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Employee’s work schedule or other post-Company duties. The Company shall reimburse Employee for reasonable and documented expenses in connection with Employee’s performance under this Paragraph 12, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company; provided, however, that Employee shall not be entitled to any expense reimbursement for time spent testifying or otherwise cooperating in any matter in which Employee is a defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation.

(c)
Employee represents and warrants that Employee has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative, or regulatory matter, proceeding, or investigation involving conduct in which Employee was involved or had knowledge in connection with Employee’s employment with the Company. In the event of a material breach of this Paragraph 12, Employee agrees that the Company may, in its sole discretion, elect to terminate this Agreement and render it null and void as of the Separation Date or any time thereafter, and that in such event, Employee shall be required to reimburse the Company in full any payments, reimbursements or benefits Employee has received under any provision of this Agreement.

13.Confidentiality/Non‑Disclosure. Employee agrees to make no disclosure or use of any proprietary or confidential information, including without limitation, data, developments, customer information, or trade secrets belonging to the Company or learned or acquired by Employee and will take all action necessary to preserve that confidentiality. Employee shall continue to comply with any confidentiality agreements, provisions, and policies by which Employee has previously agreed to abide. For purposes of emphasis and as a reminder, portions of this Agreement set forth obligations already imposed on Employee by agreement(s) of confidentiality, whether by acceptance of the Company policy(s) or provision(s) on confidentiality in writing, by electronic affirmation of such policy(s) or provision(s), or by the fact of Employee’s employment with the Company constituting an acceptance of the confidentiality requirements in policy(s) or provision(s) applicable to employees generally including, but not limited to, obligations related to nondisclosure. This Agreement does not supersede any such confidentiality agreement(s), policy(s) or provision(s), but instead supplements the terms of all such confidentiality agreement(s), policy(s) and provision(s).

14.Public Statements/ Non-Disparagement. Employee shall neither cause to be made or offered, nor make or offer any comments, remarks, statements, or opinions regarding the Company, or any of the other Released Parties, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally), including to the press, on social media sites, or website comment sections, that could be construed as portraying the Company, or any of the Released Parties, in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair Employee from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information.

15.Severability. If any provision of this Agreement is held to be unenforceable, Employee understands and agrees that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable.

16.No Admission. The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common, or statutory. The Parties further recognize that any payment by the Company under this Agreement is not an admission of liability, but a compromise of any and all issues that have been or may be disputed between the Company and Employee in connection with Employee’s employment by the Company. This Agreement is made for the purpose of terminating any and all potential disputes between the Company and Employee and the amounts payable to Employee hereunder are in addition to anything of value to which Employee is already entitled.

17.Rights after Breach. Employee agrees that, in the event Employee materially breaches any provision of this Agreement or otherwise engages in any other act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits Employee otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Employee shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to Employee under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Employee in the event of Employee’s breach of the covenant not to sue and may recover any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.

18.Notices. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested or via nationally recognized commercial courier, addressed:

TO THE COMPANY:

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610
Attn: Mark Krouse
Email: mark.krouse@kaiseraluminum.com

TO EMPLOYEE:

Daniel J. Rinkenberger
2672 Pala Way
Laguna Beach, CA 92651

All notices hand-delivered or delivered via nationally recognized commercial courier shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.
19.Binding Release. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and assigns. In the event of Employee’s death prior to the time when all payments due under the applicable portion of this Agreement have been made, Employee’s estate shall receive such payments not already paid to Employee in accordance with the provisions of the applicable portion of this Agreement.

20.Assignment. Neither the Company nor Employee shall have the right to assign this Agreement or its respective rights or interests hereunder without the prior written consent of the other Party. Any purported assignment or transfer in violation of this Paragraph 20 shall be null and void.

21.Counterparts. This Agreement may be signed in multiple counterparts and, when both of the Parties have signed a counterpart hereof, it shall be a binding and enforceable agreement as an original. This Agreement may be executed by facsimile or e-mail signatures, and any such facsimile or e-mail signature will be deemed valid as an original signature.

22.Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all Parties hereto.

23.Governing Law, Enforcement and Arbitration.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. Employee and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Employee’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Paragraphs 13 or 14. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Paragraphs 13 or 14, the Company and Employee hereby consent to the jurisdiction of the courts located in Orange County, California; provided, that damages for any alleged violation of Paragraphs 13 or 14, as well as any claim, counterclaim or cross-claim brought by Employee or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Employee hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue, and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

(b)
Any arbitration under this Agreement shall be filed exclusively with American Arbitration Association (“AAA”) in Orange County, California before three arbitrators, in accordance with the AAA’s Employment Arbitration Rules in effect at the time of submission to arbitration. Each Party will select one arbitrator for the panel, and those two selected arbitrators shall together select the third arbitrator for the panel. The arbitrators shall not know which Party selected them. The Company and Employee hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each Party shall pay its own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Employee understands that Employee is giving up no substantive rights, and this Agreement simply governs forum.

(c)
BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS PARAGRAPH 23.

24.Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement. This Agreement supersedes any prior understanding, agreement or undertakings between the Parties, subject to the provisions of Paragraph 13.

25.Drafting. This Agreement shall not be construed either for or against the Company or Employee, by reason of the Party drafting its provisions.

26.No Waiver for Failure to Enforce. The failure by any Party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions of this Agreement or of such Party’s right thereafter to enforce each and every term and condition of this Agreement.

27.Acknowledgment.

(a)
By executing this Agreement, Employee acknowledges that (i) Employee has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (ii) Employee has consulted with an attorney or, in the alternative, waives Employee’s right to do so, regarding the terms of this Agreement; (iii) without limitation of the reach of the integration clause of Paragraph 24, any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (iv) Employee has read this Agreement; (v) the consideration provided for herein is good and valuable; and (vi) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.

(b)
Employee hereby acknowledges and confirms that Employee has read all of this Agreement and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Employee’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.

[Signature Page Follows]

Accepted and Agreed:		Accepted and Agreed:

Kaiser Aluminum Corporation		Daniel J. Rinkenberger

By:	/s/ Mark Krouse	/s/ Daniel J. Rinkenberger
Name:	Mark Krouse	Employee Signature
Title:	VP - Human Resources

February 25, 2019		February 23, 2019
Date of Signature		Date of Signature

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) is made effective as of the Effective Date (as defined in the Separation Agreement and General Release (as defined below)) by and between Kaiser Aluminum Corporation (“Company”) and [insert name of LLC] (“Consultant”) (each individually a “Party” and together, the “Parties”), and is intended to be interpreted in conjunction with the Separation Agreement and General Release between the Company and Consultant (“Separation and Release Agreement”).

WHEREAS, the Company and Consultant desire to establish the consulting relationship set forth herein because of Consultant’s unique knowledge and expertise and because the Company is desirous of obtaining Consultant’s Services, as defined herein, and Consultant is desirous of performing same.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Engagement as Consultant. The Company hereby engages Consultant to perform the Services during the Term of this Consulting Agreement, and Consultant accepts such engagement, upon the terms and conditions set forth herein.

2.Term. The term of this Consulting Agreement shall commence on the Effective Date and continue for a period of twelve (12) months thereafter unless sooner terminated as provided herein or extended as agreed to in writing by the Parties (“Term”).

3.Compensation. During the Term of this Consulting Agreement, Consultant will be compensated for Services (as defined below) provided hereunder at the rate of $25,000 per month for which Consultant agrees to provide up to 100 hours of Services per month. Such fees will be paid monthly in arrears and will be prorated for partial months of Services. In addition, the Company shall reimburse Consultant for reasonable and necessary expenses incurred by Consultant in the performance of the Services, including, but not limited to, meals, beverages and lodging expenses incurred in connection with any travel required under this Consulting Agreement, but only to the extent such travel is in accordance with the Company’s policy and approved by the Company, in writing, prior to the expenses being incurred. All expense submissions shall be submitted on the invoices within one month of the referenced expenses being incurred. Such invoices for expenses must set out adequate and complete details of the business purposes of the expenses incurred. The Company will pay amounts owed under the expense submissions within one month of receipt.

4.Services. During the Term of this Consulting Agreement, Consultant shall perform independent consulting services (“Services”) for the Company which shall include, but not be limited to, services related to the financial, accounting, financial reporting, risk management and IT tasks and responsibilities previously managed by Daniel J. Rinkenberger and any other matters within Consultant’s knowledge for which the Company may request information, or meeting with such representatives as the Company may designate. The coordination of Services will be arranged through the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer. Consultant shall provide Services only as needed and when reasonably requested by one of the foregoing officers of the Company.

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5.Independent Contractor. In the performance of Services, Consultant shall act solely as an independent contractor, and Consultant’s employees shall not be considered officers, executives, or employees of the Company or any of its subsidiaries and shall not be eligible to participate as employees in any employee benefit plans provided to employees of the Company or any of its subsidiaries. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing Services for the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant shall not have the right or authority, and shall not attempt, to enter into any contract, commitment, or agreement, or incur any debt or liability, of any nature, in the name of or on behalf of the Company or any of its subsidiaries. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Consulting Agreement, to pay any applicable taxes and social security contributions on the fees paid to Consultant hereunder. Consultant shall indemnify, hold harmless and defend the Company for all tax, social security contributions and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all income taxes or other taxes due and/or social security contributions on taxable amounts paid to or on behalf of Consultant by the Company or any of its subsidiaries.

6.Protection of the Company’s Interests. Contemporaneous with the execution of this Consulting Agreement or shortly thereafter, and in any event prior to the termination of Services set forth in this Consulting Agreement, the Company and/or one of its subsidiaries will provide Consultant with: Confidential Information (as defined below) of the Company and/or one of its subsidiaries, in addition to any Confidential Information of which Consultant may already be aware; and the opportunity to develop goodwill or establish rapport with customers and/or employees of the Company or its subsidiaries. In consideration for receiving such additional information and opportunities, Consultant agrees to abide by the terms included in this Paragraph which Consultant acknowledges and agrees are necessary to protect the Company and its subsidiaries and/or the Company’s and its subsidiaries’ interests and are reasonable as to both scope and duration. The activities described in this Paragraph and subsections shall be prohibited regardless of whether performed for Consultant’s own account or for the account of any other individual, partnership, firm, corporation, or other business organization other than the Company and/or its subsidiaries. This Paragraph and subsections shall not be construed to limit any other rights the Company and/or its subsidiaries may have by statute or under the common law of any applicable jurisdiction.

7.Nonsolicitation. Consultant agrees that during the Term of this Consulting Agreement and for a period of twelve months thereafter, Consultant shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation, or other business organization attempt to or otherwise influence, persuade or induce, or assist any other person or entity in so influencing, persuading or inducing, any employee of the Company and/or its subsidiaries with whom Consultant worked or about whom Consultant obtained Confidential Information in the one-year period immediately preceding Consultant’s termination of his employment relationship with the Company or during the Term of this Consulting Agreement, to give up his or her employment with the Company and/or its subsidiaries, and shall not directly or indirectly solicit any such employee for employment elsewhere.

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8.Maintenance of Secrecy of Confidential Information.

(a)“Confidential Information” shall mean any information not previously disclosed to the public or to the trade by the Company and/or its subsidiaries with respect to the Company or its subsidiaries and/or Company’s or its subsidiaries’ products, facilities, and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the products of the Company and/or its subsidiaries), business plans, prospects, opportunities, performance evaluations, performance capabilities, or salary/benefits information. Confidential Information includes any such information that Consultant may have or may originate, learn, have access to, or obtain, whether in tangible form or memorized. Confidential Information does not, however, include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public or (b) becomes generally available to the public other than as a result of a disclosure by Consultant in violation of this Agreement.

(b)Consultant understands and acknowledges that as a result of Services provided pursuant to this Consulting Agreement, Consultant will receive Confidential Information prior to the termination of those Services. Consultant understands and acknowledges that disclosure of any such Confidential Information could cause the Company and/or its subsidiaries substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Consultant covenants and agrees that he will not, at any time directly or indirectly disclose to any person or entity any Confidential Information that Consultant learns or has learned by reason of his association with the Company and/or its subsidiaries, whether through Consultant’s employment or providing Services under this Consulting Agreement. Consultant confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Consultant relating to the business of the Company and its subsidiaries shall be and remain the property of the Company and/or its subsidiaries. Consultant shall not retain copies of any such materials, records, papers or documents, whether in a written, printed, or electronic format unless necessary in order to comply with applicable law.

(c)Consultant understands that nothing in this Consulting Agreement is intended to interfere with or discourage the disclosure of a suspected violation of the law to any governmental entity, or to discourage Consultant from participating in an investigation by a governmental entity regarding a suspected violation of the law.

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(d)The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.Assignment of Developments.

(a)All Developments (as defined below) that were at any time made, conceived, or suggested by Consultant, whether acting alone or in conjunction with others, during or as a result of Consultant’s Services with the Company and/or its subsidiaries, shall be the sole and absolute property of the Company and its subsidiaries, free of any reserved or other rights of any kind on Consultant’s part. Consultant acknowledges and confirms that if such Developments are or have been made, conceived or suggested by Consultant as a result of Services then Consultant will comply with an affirmative obligation to make prompt and full disclosure of any such Developments to the Company and/or its subsidiaries. Also, at the Company’s cost and expense, Consultant shall do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company and/or its subsidiaries to be necessary or desirable at any time in order to effect the full assignment to the Company and/or its subsidiaries of Consultant’s right and title, if any, to such Developments.

(b)“Developments” shall mean all data, discoveries, findings, reports, designs, inventions, know how, show how, conceptions, improvements, methods, processes, formulae, creations, practices, techniques, developments, programs, software, works of authorship, and ideas, whether or not patentable, all Intellectual Property (as defined below) and moral rights therein, and all tangible embodiments of the foregoing, relating to the activities of the Company and/or its subsidiaries of which Consultant is as of the Effective Date of this Consulting Agreement aware of or which Consultant becomes aware of at any time during the Term of this Consulting Agreement, but excluding any Development for which no equipment, supplies, facilities or Confidential Information of the Company and/or its subsidiaries was used and which was developed entirely on Consultant’s own time, unless (a) the Development relates directly to the business of the Company and/or its subsidiaries, (b) the Development relates to actual or demonstrably anticipated research or development of the Company and/or its subsidiaries, or (c) the Development results from or relates to any work performed by Consultant for the Company and/or its subsidiaries.

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(c)“Intellectual Property” shall mean rights in, to and under intellectual and industrial property in any jurisdiction, including without limitation patents, patent applications, copyrights, trademarks, service marks, trade dress or other identifiers of source or goodwill, trade secrets, rights in data, rights in publicity and endorsement, other property rights in intangible property, and any and all other proprietary information.

10.Return of Property. Except as otherwise agreed in writing by the Company, no later than the termination of this Consulting Agreement, Consultant shall return to the Company all property of the Company and/or its subsidiaries then in the possession of Consultant.

11.Indemnification. Consultant shall protect, defend, indemnify, save and hold harmless the Company and/or its subsidiaries and their agents, directors, officers, shareholders, employees, representatives, successors, and assigns, from any and all direct or indirect costs, damages, losses, obligations, lawsuits, claims, liabilities, fines, or penalties (whether or not ultimately defeated) in connection with, arising out of, relating to, incidental to, or resulting from any negligent or act or omission or willful misconduct by Consultant while performing Services for the Company pursuant to this Consulting Agreement, including in each instance, but not limited to, all costs and expenses of investigations of and defenses against any claim at any time arising and any final judgments, compromises, settlements, court costs and attorneys’ fees, whether foreseen or unforeseen (including all such expenses, court costs, and attorneys’ fees incurred in the enforcement of the Company and/or Company’s rights hereunder). After it is determined by the Company and/or its subsidiaries that an act, omission, or breach has occurred which shall give rise to a claim for indemnification hereunder, written notice thereof shall be dispatched to Consultant and Consultant will fully cooperate as requested in any investigation or defense subject to this indemnification provision. Notwithstanding the foregoing, Consultant has no obligation to provide any protection, defense, indemnification or insurance, and is not required to hold harmless, the Company and/or its subsidiaries and/or their agents, directors, officers, shareholders, employees, representatives, successors, and assigns, from any costs, damages, losses, obligations, lawsuits, claims, liabilities, fines, or penalties (whether or not ultimately defeated) arising out of negligence or willful misconduct on the part of the Company and/or its subsidiaries or their agents, directors, officers, shareholders, employees, representatives, successors, and/or assigns. Consultant shall not employ any other personnel, employees, agents, independent contractors, or other agents or representatives in support of Consultant’s Services to be provided hereunder.

12.Termination. This Consulting Agreement may be terminated by Consultant upon not less than thirty (30) days prior written notice to the Company. In addition, this Consulting Agreement shall terminate upon the death or disability of Daniel J. Rinkenberger. The Consultant and the Company may each also terminate this Agreement upon not less than ten (10) days prior written notice in the event of any breach of this Consulting Agreement by one party to this Consulting Agreement that remains uncured thirty (30) days after receipt of written notice of such breach from the from the other party to this Consulting Agreement alleging a default.

13.Amendment or Modification. This Consulting Agreement may not be amended or modified except by a writing signed by all Parties hereto.

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14.Binding Agreement. This Consulting Agreement shall be binding upon and inure to the benefit of Consultant’s assigns, heirs, executors, and administrators and to the predecessors, successors, and assigns of the Company and/or its subsidiaries, to the extent permitted by applicable law.

15.Interpretation. Each provision of this Consulting Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Consulting Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Consulting Agreement.

16.Waiver. A party’s failure to complain of breach or non-compliance, or to otherwise enforce any provision of this Consulting Agreement shall not be construed as, constitute, or operate as a waiver of any rights that party may have under this Consulting Agreement.

17.Multiple Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

18.Governing Law. This Consulting Agreement shall be exclusively interpreted and enforced in accordance with the laws of the State of California, excluding any reference to conflict of law principles. Exclusive venue of any dispute arising from or related to this Consulting Agreement or Consultant’s Services for the Company and/or its subsidiaries shall lie in Orange County, California.

19.Arbitration.

(a)Except for the Company’s and/or its subsidiaries’ rights to injunctive remedies as set forth in this Consulting Agreement and the Separation and Release Agreement, the Parties agree that in the event of any dispute or disagreement arising out of or relating to the duties and responsibilities arising under this Consulting Agreement, the Parties will resolve such dispute in accordance with the arbitration procedures outlined in Paragraph 23 of the Separation and Release Agreement.

(b)BY SIGNING THIS AGREEMENT, CONSULTANT AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS PARAGRAPH 19.

20.Entire Agreement. Except for the Separation and Release Agreement between Daniel J. Rinkenberger and the Company to which this is an exhibit, this Consulting Agreement contains all agreements of any kind or nature (oral or written) between the Parties and all prior or contemporaneous promises, representations, agreements, or understandings are expressly merged herein and superseded hereby.

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21.Notice. Any and all notices under this Consulting Agreement shall be sent in accordance with Paragraph 19 of the Separation and Release Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the day and year first shown above.

Kaiser Aluminum Corporation	[Insert Name of LLC]

By:
Name:	Employee Signature
Title:

Date of Signature	Date of Signature

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